Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation Acknowledges Executive Chairman’s Take-Private Proposal

MECHANICSBURG, PENNSYLVANIA — November 24, 2025 — Select Medical Holdings Corporation (“Select Medical,” “we,” “us,” or “our”) (NYSE: SEM) has received a non-binding indication of interest from Robert A. Ortenzio, Executive Chairman, Co-Founder and Director of Select Medical, to acquire all of the outstanding shares of Select Medical for cash consideration of $16.00 to $16.20 per share of our common stock (the “Proposal”). Mr. Ortenzio publicly announced the Proposal on November 24, 2025 in a Schedule 13D filing with the U.S. Securities and Exchange Commission.

The disinterested members of the Board of Directors of Select Medical are carefully reviewing and evaluating the Proposal in consultation with their advisors and are committed to acting in the best interests of Select Medical and its stockholders.

There can be no assurance that the foregoing will result in any particular outcome, and Select Medical does not intend to comment further on these matters until Select Medical determines that additional disclosure is appropriate or required by law.

About Select Medical

Select Medical is one of the largest operators of critical illness recovery hospitals, rehabilitation hospitals, and outpatient rehabilitation clinics in the United States based on number of facilities. As of September 30, 2025, Select Medical operated 105 critical illness recovery hospitals in 29 states, 36 rehabilitation hospitals in 14 states, and 1,922 outpatient rehabilitation clinics in 39 states and the District of Columbia. At September 30, 2025, Select Medical had operations in 40 states and the District of Columbia. Information about Select Medical is available at www.selectmedical.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements use words such as “expect,” “anticipate,” “outlook,” “intend,” “plan,” “confident,” “believe,” “will,” “should,” “would,” “potential,” “positioning,” “proposed,” “planned,” “objective,” “likely,” “could,” “may,” and words of similar meaning, as well as other words or expressions referencing future events, conditions or circumstances. Statements that describe or relate to Holdings’ plans, goals, intentions, strategies, financial outlook, are examples of forward-looking statements. Forward-looking statements are based on our current beliefs, expectations and assumptions, which may not prove to be accurate, and involve a number of known and unknown risks and uncertainties, many of which are out of Select Medical’s control. Forward-looking statements are not guarantees of future performance and you should not place undue reliance on Select Medical’s forward-looking statements. Forward-looking statements involve a number of important factors that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements. Additional information concerning these and other factors can be found in Select Medical’s filings with the U.S. Securities and Exchange Commission, including Select Medical’s most recent annual report on Form 10-K, most recent quarterly report on Form 10-Q and current reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made. Select Medical does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Media inquiries:

Shelly Eckenroth
seckenroth@selectmedical.com
717-920-4035

Investor inquiries:

Joel T. Veit
ir@selectmedical.com
717-972-1100

SOURCE: Select Medical Holdings Corporation

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